Exhibit 99.1

Seneca Foods Reports Sales and Earnings for the Nine Months Ended December 31, 2022

FAIRPORT, N.Y. February 8, 2023 -- Seneca Foods Corporation (NASDAQ: SENEA, SENEB) today announced financial results for the third quarter and nine months ended December 31, 2022.

Executive Summary (vs. year-ago, second quarter results):

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Net sales for the third quarter of fiscal 2023 totaled $473.3 million compared to $445.6 million for the third quarter of fiscal 2022. The year-over-year increase of $27.7 million is mostly from higher selling prices/improved sales mix.

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Gross margin as a percentage of net sales for the three months ended December 31, 2022 was 11.4% as compared to 10.1% in the prior year. The year-over-year increase was due primarily to an increase in selling prices and favorable sales mix.

“Third quarter results delivered solid sales and earnings growth despite persistent inflationary pressures that led to another large non-cash LIFO charge." stated Paul Palmby, President and Chief Executive Officer of Seneca Foods. "Cost increases, particularly for raw materials and labor, have necessitated pricing actions to minimize the impact of inflation on our results. Additionally, our team has worked diligently to mitigate the supply chain challenges we have faced.”

Executive Summary (vs. year-ago, year-to-date results):

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Net sales for the nine months ended December 31, 2022 totaled $1,178.3 million compared to $1,052.9 million for the nine months ended January 1, 2022. The year-over-year increase of $125.4 million was mainly due to higher selling prices partially offset by lower sales volumes.

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Gross margin as a percentage of net sales for the nine months ended December 31, 2022 was 10.0% as compared to 11.5% in the prior year. The year-over-year decrease is mainly due to a $48.7 million increase in the LIFO charge.

About Seneca Foods Corporation

Seneca Foods is one of North America’s leading providers of packaged fruits and vegetables, with facilities located throughout the United States. Its high quality products are primarily sourced from over 1,400 American farms and are distributed to over 80 countries. Seneca holds a large share of the market for retail private label, food service, restaurant chains, international, contracting packaging, industrial, chips and cherry products.  Products are also sold under the highly regarded brands of Libby’s®, Aunt Nellie’s®, Green Valley®, CherryMan®, READ®, and Seneca labels, including Seneca snack chips.  Seneca’s common stock is traded on the Nasdaq Global Select Market under the symbols “SENEA” and “SENEB”. SENEA is included in the S&P SmallCap 600, Russell 2000 and Russell 3000 indices.

Non-GAAP Financial Measures

Adjusted net earnings is calculated on a FIFO basis and excludes the impact of the Company’s loss on equity investment. The Company believes this non-GAAP financial measure provides for a better comparison of year over year operating performance. The Company does not intend for this information to be considered in isolation or as a substitute for other measures prepared in accordance with GAAP. Set forth below is a reconciliation of reported net earnings to adjusted net earnings (in thousands).

	Three Months Ended		Nine Months Ended
	December 31,	January 1,	December 31,	January 1,
	2022	2022	2022	2022
Earnings before income taxes, as reported	$27,557	$24,377	$55,282	$58,221
LIFO charge	30,898	19,015	79,333	30,654
Loss on equity investment	-	-	-	7,775
Adjusted earnings before income taxes	58,455	43,392	134,615	96,650
Income taxes at effective tax rates	13,737	10,241	31,635	22,809
Adjusted net earnings	$44,718	$33,151	$102,980	$73,841

Set forth below is a reconciliation of reported net earnings to EBITDA and FIFO EBITDA (earnings before interest, income taxes, depreciation, amortization and non-cash charges related to the LIFO inventory valuation method). The Company does not intend for this information to be considered in isolation or as a substitute for other measures prepared in accordance with GAAP (in thousands).

	Three Months Ended		Nine Months Ended
	December 31,	January 1,	December 31,	January 1,
EBITDA and FIFO EBITDA:	2022	2022	2022	2022

Net earnings	$21,054	$18,664	$42,288	$44,454
Income tax expense	6,503	5,713	12,994	13,767
Interest expense, net of interest income	4,277	1,505	8,037	4,183
Depreciation and amortization	10,500	9,357	30,344	27,048
Interest amortization	(60)	(60)	(181)	(181)
EBITDA	42,274	35,179	93,482	89,271
LIFO charge	30,898	19,015	79,333	30,654
FIFO EBITDA	$73,172	$54,194	$172,815	$119,925

Forward-Looking Information

This release contains “forward-looking statements” as that term is used in the Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by the fact that they address future events, developments, and results and do not relate strictly to historical facts. Any statements contained herein that are not statements of historical fact may be deemed to be forward-looking statements. Forward-looking statements include, without limitation, any statement that may predict, forecast, indicate, or imply future results, performance, or achievements, and may contain the words "will," "anticipate," "estimate," "expect," "project," "intend," "plan," "believe," "seeks," "should," "likely," "targets," "may", "can" and variations thereof and similar expressions. Forward-looking statements are subject to known and unknown risks, uncertainties, and other important factors that could cause actual results to differ materially from those expressed. We believe important factors that could cause actual results to differ materially from our expectations include, but are not limited to, the following:

●	the effects of rising costs and availability of raw fruit and vegetables, steel, ingredients, packaging, other raw materials, distribution and labor;
●	crude oil prices and their impact on distribution, packaging and energy costs;
●	an overall labor shortage, ability to retain a sufficient seasonal workforce, lack of skilled labor, labor inflation or increased turnover impacting our ability to recruit and retain employees;
●	climate and weather affecting growing conditions and crop yields;
●	our ability to successfully implement sales price increases and cost saving measures to offset cost increases;
●	the loss of significant customers or a substantial reduction in orders from these customers;
●	effectiveness of our marketing and trade promotion programs;
●	competition, changes in consumer preferences, demand for our products and local economic and market conditions;
●	the impact of a pandemic on our business, suppliers, customers, consumers and employees;
●	unanticipated expenses, including, without limitation, litigation or legal settlement expenses;
●	product liability claims;
●	the anticipated needs for, and the availability of, cash;
●	the availability of financing;
●	leverage and the ability to service and reduce debt;
●	foreign currency exchange and interest rate fluctuations;
●	the risks associated with the expansion of our business;
●	the ability to successfully integrate acquisitions into our operations;
●	our ability to protect information systems against, or effectively respond to, a cybersecurity incident or other disruption;
●	other factors that affect the food industry generally, including:
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recalls if products become adulterated or misbranded, liability if product consumption causes injury, ingredient disclosure and labeling laws and regulations and the possibility that consumers could lose confidence in the safety and quality of certain food products;

■	competitors’ pricing practices and promotional spending levels;
■	fluctuations in the level of our customers’ inventories and credit and other business risks related to our customers operating in a challenging economic and competitive environment; and
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the risks associated with third-party suppliers, including the risk that any failure by one or more of our third-party suppliers to comply with food safety or other laws and regulations may disrupt our supply of raw materials or certain finished goods products or injure our reputation; and

●	changes in, or the failure or inability to comply with, U.S., foreign and local governmental regulations, including environmental and health and safety regulations.

Except for ongoing obligations to disclose material information as required by the federal securities laws, the Company does not undertake any obligation to release publicly any revisions to any forward-looking statements to reflect events or circumstances after the date of the filing of this report or to reflect the occurrence of unanticipated events.

Contact:

Timothy J. Benjamin, Chief Financial Officer

585-495-4100

Seneca Foods Corporation
Unaudited Selected Financial Data

For the Periods Ended December 31, 2022 and January 1, 2022
(In thousands of dollars, except share data)

	Three Months Ended		Nine Months Ended
	December 31,	January 1,	December 31,	January 1,
	2022	2022	2022	2022

Net sales	$473,254	$445,593	$1,178,289	$1,052,891

Plant restructuring charge (credit) (note 2)	$1,829	$(110)	$1,937	$3

Other operating expense (income) , net (note 3)	$229	$399	$(2,411)	$681

Operating income (note 1)	$29,817	$23,664	$58,249	$63,210
Loss from equity investment	-	-	-	7,775
Other non-operating income	(2,017)	(2,218)	(5,070)	(6,969)
Interest expense, net	4,277	1,505	8,037	4,183
Earnings before income taxes	$27,557	$24,377	$55,282	$58,221

Income tax expense	6,503	5,713	12,994	13,767

Net earnings	$21,054	$18,664	$42,288	$44,454

Basic earnings per common share	$2.77	$2.16	$5.36	$5.02
Diluted earnings per common share	$2.74	$2.14	$5.31	$4.98

Note 1:

The effect of the LIFO inventory valuation method on the third quarter pre-tax results decreased operating earnings by $30.9 million and $19.0 million for the three month periods ended December 31, 2022 and January 1, 2022, respectively. The effect of the LIFO inventory valuation method on YTD nine month pre-tax results decreased operating earnings by $79.3 million and $30.7 million for the nine month periods ended December 31, 2022 and January 1, 2022, respectively.

Note 2:

During the three months ended December 31, 2022, the Company ceased production of green beans at one of it’s New York facilities. As a result, the Company incurred severance costs and also a write down of production equipment that will be sold in the next twelve months.

Note 3:

The Company had net other operating expense of $0.2 million during the three months ended December 31, 2022, which was driven primarily by a write down of idle production equipment to estimated selling price, less commission, as the assets met the criteria to be classified as held for sale at December 31, 2022. The write down was partially offset by a gain on the sale of an aircraft. During the three months ended January 1, 2022, the Company had net other operating expense of $0.4 million, driven mostly by various miscellaneous expenses related to properties that were classified as held for sale during the prior year interim period. During the nine months ended December 31, 2022, the Company had net other operating income of $2.4 million, which was driven primarily by a gain on the sale of the Company’s western trucking fleet amongst other fixed assets and a true-up of the supplemental early retirement plan accrual, partially offset by the aforementioned write down of production equipment. During the nine months ended January 1, 2022, the Company had net other operating expense of $0.7 million, driven mostly by a charge for a supplemental early retirement plan offset by a gain on the sale of an aircraft.

Note 4:	The Company used the “two-class” method for basic earnings per share by dividing the earning attributable to common shareholders by the weighted average of common shares outstanding during the period.

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